Exhibit 5.1

26 February 2026

Guardian Metal Resources PLC

c/o Orana Corporate Llp

25 Eccleston Place,

London SW1W 9NF

United Kingdom

Re:	Guardian Metal Resources PLC
Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as English legal adviser to Guardian Metal Resources PLC, a public limited company organised under the laws of England and Wales (the “Company”) , in connection with the preparation of the Company’s registration statement on Form F-1, under the Securities Act of 1933, as amended (the “Securities Act”), initially confidentially submitted by the Company to the Securities and Exchange Commission (the “Commission”) on 17 December 2025, as thereafter confidentially amended on 6 February 2026 and filed publicly with the Commission on the day hereof (collectively, the “Registration Statement”). The Registration Statement relates to the offering and sale of American Depositary Shares (“ADSs”), representing new ordinary shares of the Company, each having a nominal value of £0.01 per share (the “Ordinary Shares”) (the “Offering” and the Ordinary Shares allotted and issued in connection therewith to Guaranty Nominees Ltd (the “Custodian’s Nominee”) of JPMorgan Chase Bank, N.A. (the “Depositary” and “Custodian”), and represented by the ADSs, together with any Ordinary Shares allotted and issued in connection with additional ADSs proposed to be sold pursuant to an over-allotment option (the “Over-Allotment Option”) granted by the Company to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and the Underwriters (being the “Shares”).

In rendering the opinion set forth herein, we have examined (i) a copy of the Company’s Certificate of Incorporation of a Private Limited Company dated 22 April 2021; (ii) a copy of the Company’s Certificate of Incorporation on Re-Registration of a Private Company as a Public Company dated 8 March 2022; (iii) a copy of the Company’s Certificate of Incorporation on Change of Name, dated 4 July 2024 (iv) a copy of the Articles of Association of the Company filed at Companies House on 8 March 2022; (v)  a copy of executed minutes of the Board of Directors of the Company related to the filing of the Registration Statement, the approval and issuance of the Shares and related matters (the “Allotment Minutes”); (vi) the Registration Statement and all exhibits thereto; (vii) the form of Underwriting Agreement; (viii) a certificate executed by an officer of the Company, dated as of the date hereof; (ix) the results of an online search in respect of the Company on the Companies House company information service, including a dissolved company search, made at 6:00 p.m. (London time) on 25 February 2026 (the “Company Search”); and (x) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us.

We have not considered, and express no opinion herein as to, the laws of any jurisdiction other than the laws of England and Wales, as currently in effect.

In rendering the opinion set forth herein, we have assumed that, at the time of the issuance of the Shares, (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective; (ii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement will have been issued; (iii) the prospectus contained in the Registration Statement and any required prospectus supplement will have been delivered to the purchaser of the ADSs as required in accordance with applicable law; (iv) the Board of Directors will, at the time of allotment and issue of the Shares, be duly authorised pursuant to sections 551 and 570 or 571 of the Companies Act 2006 (as applicable) to allot and issue the Shares in the number so issued; (v) the Allotment Minutes will not have been modified or rescinded; and (vi) the Underwriting Agreement will have been duly authorised and approved, as applicable, and validly executed and delivered by the parties thereto (other than the Company) and will be enforceable obligations of the parties thereto.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement approved by the Pricing Committee of the Board of Directors of the Company, the Shares underlying the ADSs registered in the name of the Custodian’s Nominee in the register of members of the Company and delivered as described in the Registration Statement have been duly approved and will be validly issued, fully paid, or credited as fully paid, will not be subject to any call for payment of further capital and will be non-assessable.

For the purposes of this opinion, the term “non-assessable” in relation to the Shares, which has no recognised meaning in English law, means that, under the Companies Act 2006, the Articles of Association of the Company and any resolution taken under the Articles of Association of the Company approving the issue of the Shares, no holder of such Shares is liable, by reason solely of being a holder of such Shares, for additional payments or calls for further funds by the Company or any other person.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone CDG LLP